Exhibit 10.1

Signing Day Sports, Inc.

8355 East Hartford Rd., Suite 100

Scottsdale, AZ 85255

support@signingdaysports.com

Mr. Damon Rich

3227 W Knudsen Dr.

Phoenix, AZ 85027

D.Rich@signingdaysports.com

Re: Consulting Agreement

Dear Damon:

This engagement letter (this “Agreement”), effective as of June 14, 2024 (the “Effective Date”), sets forth the terms and conditions pertaining to your retention by Signing Day Sports, Inc. (“we,” “us,” “our,” or the “Company”) as a consultant and the provision of the Services (as defined below) by you to us. Please indicate your acceptance of these terms and conditions by signing in the space designated below and returning this Agreement to my attention.

1.	Service Term. If you accept this engagement, we would like you to continue providing the Services (as defined below) that you acknowledge that you have provided to the Company during the period beginning on April 19, 2023 until this Agreement is terminated pursuant to Section 7 hereof (the “Service Term”).

2.	Services. You agree to provide us with the following services as an independent contractor in connection with your role as Interim Chief Financial Officer of the Company (the “Services”) during the Service Term:

(a) Develop and implement financial strategies aligned with the Company’s short-term and long-term goals;

(b) Oversee financial reporting and ensure regulatory compliance;

(c) Manage cash flow and mitigate financial risks and establish and monitor internal controls;

(d) Evaluate capital structure and financing options and assess and manage investment opportunities; and

(e) Provide services customary for an Interim Chief Financial Officer in companies comparable to the Company, as are reasonably assigned, delegated, and determined from time to time by the Company.

3.	Relationship of the Parties. The Company and you acknowledge and agree to the following:

(a) You do not have an employment relationship of any kind with the Company pursuant to this Agreement or any other agreement with us. You are an independent third-party service provider who the Company has contracted with to provide the Services.

(b) You shall accept any reasonable directions issued by the Company pertaining to the Services, but shall be solely responsible for the means and method of performing the Services. The Company shall not control the manner or means by which you perform the Services.

(c) This Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between you and the Company for any purpose.

(d) The Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, or obtaining worker’s compensation insurance on your behalf.

4.	Fees. In consideration of the Services, the Company will pay you $120.00 per hour of service provided, with the number of hours not exceeding 120 hours per month. You will invoice us monthly indicating the number of hours during the previous month that you worked for us, including a description of the work performed and the Company will pay you within thirty (30) calendar days upon receipt of your invoice.

5.	Business Expenses. The Company will reimburse you for reasonable out-of-pocket business expenses incurred by you and directly related to the Services described herein, provided that (i) such expenses are in accordance with the Company’s policies and procedures provided to you, (ii) any such expenses in excess of $500 are approved in advance by the Company, and (iii) you submit reasonable receipts or other appropriate documentation for such expenses. The Company shall pay the undisputed business expenses within five (5) business days after the Company’s receipt of an invoice or a receipt submitted by you.

6.	Stock Award. Subject to the approval of the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board, as applicable, you will be granted a restricted stock award (the “Restricted Stock”) of 20,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), under the Signing Day Sports, Inc. 2022 Equity Incentive Plan (as amended, the “Plan”), on the Effective Date or the date of such approval, whichever is later. The Restricted Stock will be subject to the terms and conditions applicable to restricted stock granted under the Plan, as described in the Plan and the applicable Restricted Stock Award Agreement (the “Restricted Stock Award Agreement”) and in accordance with applicable law. The Restricted Stock will become vested and exercisable immediately upon the date of grant. Notwithstanding the foregoing, the Company makes no representations or undertakings regarding the treatment of the Restricted Stock for purposes of Section 409A of the U.S. Internal Revenue Code (the “Code”) or any rule or regulation promulgated thereunder or any other section of the Code or any rule or regulation promulgated thereunder.

7.	Termination. This Agreement may be terminated by either party upon five (5) days advance written notice. Termination of this Agreement shall in no way affect our obligation to pay you any compensation if accrued through the date of termination or to reimburse you for any approved expenses incurred on our behalf through the date of termination. Each party’s obligations to perform under this Agreement shall terminate automatically upon the dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the other party’s property, assignment or trust mortgage for the benefit of creditors by the other party, the commencement of any proceeding under any bankruptcy, receivership or insolvency laws by the other party or, if the action is not dismissed within ninety (90) days, against the other party.

8.	Miscellaneous.

a)	During the Service Term, the Company shall provide you with reasonable access to its premises, materials, information, and systems to the extent necessary for the performance of the Services, including a Company email address.

b)	All notices under this Agreement shall be in writing, and shall be deemed given when personally delivered three (3) days after being sent by prepaid certified or registered U.S. mail, one (1) day after being sent by overnight express courier to the address of the party to be noticed, or upon hand delivery or electronic mail delivery to the address or email address of the other party as indicated at the head of this Agreement.

c)	This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they related in any way to the subject matter hereof, except that notwithstanding anything to the contrary herein, that certain Indemnification Agreement, dated as of May 10, 2023, between the Company and you, shall not be superseded in any manner by this Agreement.

d)	No changes, modifications, or waivers to this Agreement will be effective unless in writing and signed by both parties.

e)	In the event that any provision hereof is determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that these terms and conditions shall otherwise remain in full force and effect and enforceable.

f)	These terms and conditions shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions of such state.

g)	Neither party may assign its rights or delegate its duties under this Agreement without the express prior written consent of the other party, which consent shall not be unreasonably withheld.

h)	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding execution and delivery for all purposes.

As a term of this Agreement, you will be required to execute the attached Confidential Information and Inventions Assignment Agreement.

Please sign and date this letter and return it to us if you wish to accept this engagement on the terms described above.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

/s/ Daniel Nelson
Daniel Nelson Chief Executive Officer
Signing Day Sports, Inc.

Understood and Accepted:

/s/ Damon Rich	June 14, 2024
Damon Rich	Date

Attachment

Confidential Information and Inventions Assignment Agreement